Exhibit 99.1

ENTELLUS MEDICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

PLYMOUTH, MN. (February 21, 2017) – Entellus Medical, Inc. (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients, today reported its financial results for the quarter and year ended December 31, 2016.

Recent Highlights and Accomplishments

•	Revenue of $21.7 million in the fourth quarter of 2016, an increase of 20% year-over-year

•	In-office revenue represented 59% of U.S. product revenue in the fourth quarter

•	Completed an underwritten public offering in January 2017 raising net proceeds for the Company of over $45 million

•	Commercially launched the Entellus Medical Shaver System and FocESS™ Wireless High Definition Camera System

•	Received positive guidance from the National Institute for Health and Care Excellence (NICE) Medical Technologies Advisory Committee for use of the XprESS™ Multi-Sinus Dilation System (XprESS) for the treatment of chronic sinusitis; this guidance is exclusive to Entellus’ XprESS products

•	Published the results from the pediatric clinical study in the peer reviewed journal International Forum of Allergy & Rhinology demonstrating that balloon sinus dilation can be performed safely and successfully on children with chronic rhinosinusitis

“We are pleased to report solid fourth quarter results. Entellus Medical had a very successful 2016 with many accomplishments as we further extended our leadership position in the office setting,” said Robert White, President and Chief Executive Officer of Entellus Medical. “I am confident that we are well positioned to maintain our positive momentum into 2017, and we look forward to continuing the trend toward in-office procedures driven by our clinical, economic and strategic value within the ear, nose, and throat space.”

Fourth Quarter 2016 Financial Results

Revenue for the fourth quarter increased 20% to $21.7 million from $18.1 million during the same period of the prior year. The growth in revenue was attributable to increased demand for new products and an increase in sales of the Company’s XprESS family of products through broader account penetration in both the office and the operating room (OR). Foreign currency exchange rates negatively impacted revenue by approximately $0.1 million for the quarter.

Gross margin for the fourth quarter of 2016 was 74.1%, compared to 76.0% for the same period in 2015. Gross margin was impacted by product mix and continued geographic expansion.

Operating expenses for the fourth quarter of 2016 were $22.9 million, an increase of 26% compared to $18.2 million for the same period of the prior year. The increase in operating expenses was primarily due to increased compensation and other employee-related expenses resulting from expansion of the Company’s sales and corporate staff, the launch of new products and other corporate charges, including expenses associated with our recent senior management changes.

Net loss for the quarter ended December 31, 2016 was $7.3 million, or $0.39 per share, compared with a net loss of $5.0 million, or $0.27 per share, for the same period of the prior year.

Full Year 2016 Financial Results

Revenue for the year increased 22% to $75.2 million from $61.6 million during 2015. The growth in revenue was attributable to increased demand for new products and an increase in sales of the Company’s XprESS family of products through broader account penetration in both the office and the OR, despite foreign currency exchange rates negatively impacting revenue by approximately $0.2 million for the year. International revenue was $3.5 million for 2016, compared to $659,000 in 2015.

Gross margin for 2016 was 75.1%, compared to 77.2% for 2015. Gross margin was impacted by product and geographic sales mix, as well as investment in expanded capacity for future growth.

Operating expenses for 2016 were $83.2 million, an increase of 31% compared to $63.4 million for 2015. The increase in operating expenses was primarily due to increased compensation and other employee-related expenses resulting from expansion of the Company’s sales and corporate staff, the launch of new products and other corporate charges, including expenses associated with our recent senior management changes.

Net loss for the year ended December 31, 2016 was $28.7 million, or $1.53 per share, compared with a net loss of $18.3 million, or $1.06 per share, for 2015.

Entellus Medical ended the fourth quarter of 2016 with $32.3 million in cash, cash equivalents, and short-term investments. In January 2017, the Company completed an underwritten public offering raising net proceeds of over $45 million for the Company.

2017 Financial Outlook

Entellus Medical expects full year 2017 revenue will be in a range of $86 million to $90 million, representing growth of 14% to 20% over 2016 revenue. Gross margin is expected to be in a range of 72% to 74% for the full year 2017. Full year 2017 net loss is expected to be in a range of $24 million to $32 million.

Entellus Medical expects first quarter 2017 revenue will be in a range of $19 million to $20 million, representing growth of 12% to 18% over the first quarter of 2016. Gross margin is expected to be in a range of 72% to 74% for the first quarter of 2017. First quarter 2017 net loss is expected to be in a range of $9 million to $11 million.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 3:30pm CT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 61323020. To listen to a live webcast or a replay, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis in both adult and pediatric patients. The Entellus Medical platform of products provides effective and easy-to-use solutions intended to help simplify everything from diagnosis and patient selection, to complex case revisions and post-operative care. Entellus Medical’s core product lines, XprESS™ Multi-Sinus Dilation Systems, MiniFESS™ Surgical Instruments, XeroGel Nasal Dressing and FocESS™ Imaging & Navigation, combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the office and simplify treatment based in the operating room. Entellus Medical is committed to broadening its product portfolio with high-quality and purposeful innovations for the global ENT market.

Forward-Looking Statements:

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “expect,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “outlook,” “guidance,” “future,” “look forward,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include the Company’s financial guidance for the first quarter and full year 2017. These forward-looking statements are based on the current expectations of Entellus Medical’s management and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the dependence of the Company’s net sales on its XprESS family of products, future market acceptance and adoption of such products and adequate levels of coverage or reimbursement for procedures using such products; the Company’s ability to successfully develop and commercialize new ENT products; competition; ability to expand, manage and maintain its direct sales organization and market and sell its products in the United States and internationally; risks and uncertainties involved in its international operations; the compliance of its products and activities with the laws and regulations of the countries in which they are marketed; failure or delay in obtaining FDA or other regulatory approvals or the effect of FDA or other regulatory actions; the Company’s ability to manage its anticipated growth; risk of product recalls, product liability claims and litigation and inadequate insurance coverage relating thereto; intellectual property disputes; loss of key suppliers; inadequacy of capital resources and inability to raise additional financing when needed and on favorable terms. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the Company’s Securities and Exchange Commission (SEC) reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to be filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.

Entellus Medical, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2016	2015	2016	2015
Revenue	$21,672	$18,073	$75,184	$61,570
Cost of goods sold	5,613	4,330	18,720	14,058

Gross profit	16,059	13,743	56,464	47,512
Gross margin	74.1%	76.0%	75.1%	77.2%

Operating expenses
Selling and marketing	14,970	12,937	56,827	44,947
Research and development	1,960	1,387	7,792	5,387
General and administrative	5,966	3,914	18,560	13,034

Total operating expenses	22,896	18,238	83,179	63,368

Loss from operations	(6,837)	(4,495)	(26,715)	(15,856)
Other expense, net	(509)	(518)	(2,009)	(2,444)

Loss before income tax benefit (expense)	(7,346)	(5,013)	(28,724)	(18,300)
Income tax benefit (expense)	28	—	(6)	—

Net loss	$(7,318)	$(5,013)	$(28,730)	$(18,300)

Net loss per share, basic and diluted	$(0.39)	$(0.27)	$(1.53)	$(1.06)

Weighted average common shares used to compute net loss per share, basic and diluted	18,876	18,784	18,839	17,217

Entellus Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$21,417	$28,548
Short-term investments	10,845	38,210
Accounts receivable, net	13,631	10,687
Inventories	7,226	3,889
Prepaid expenses and other current assets	1,787	1,691

Total current assets	54,906	83,025
Property and equipment, net	6,487	4,126
Intangible assets, net	9,840	—
Goodwill	477	—
Other non-current assets	379	34

Total assets	$72,089	$87,185

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,796	$2,208
Accrued expenses	13,005	6,995
Current portion of long-term debt	9,118	—

Total current liabilities	24,919	9,203
Long-term liabilities
Long-term debt, less current portion	10,766	19,824
Other non-current liabilities	959	562

Total liabilities	36,644	29,589
Total stockholders’ equity	35,445	57,596

Total liabilities and stockholders’ equity	$72,089	$87,185